Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Susan Kinkead
Chief Financial Officer or	Kinkead Communications
Markus J. Cappel, Ph.D.	susan@kinkeadcomm.com
Chief Business Officer	415-751-3611
650-210-2900
investor@chemocentryx.com
Investor Relations:
Caitlyn Murphy
Burns McClellan
cmurphy@burnsmc.com
212-213-0006

ChemoCentryx Announces Financial Results for the Quarter and Year Ended December 31, 2013

Conference Call Scheduled Today at 5:00pm ET / 2:00pm PT

MOUNTAIN VIEW, Calif., March 13, 2014 — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, announced today its financial results for the fourth quarter and year ended December 31, 2013.

“With the many opportunities available to ChemoCentryx in 2014, ending last year with a substantial cash position of approximately $150 million provides us great advantages in managing our wholly owned pipeline,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer. “We’re advancing our renal disease portfolio with two later stage Phase II programs, the C5a receptor inhibitor CCX168 in ANCA renal vasculitis and the CCR2 inhibitor CCX140 in diabetic nephropathy. We’ll also complete Phase I development of two earlier stage programs, CCX507 targeting CCR9, and CCX872, which is a new generation CCR2 inhibitor. Our healthy balance sheet provides us with sufficient funds to achieve key milestones in several programs, including the initiation of a potential registration study with CCX168 and completion of the Phase II clinical trial with CCX140 in diabetic nephropathy, and to examine new areas of clinical development as well.”

2013 Year-End Highlights and Summary

•	Announced positive top-line Phase II data with CCX168, a C5aR inhibitor, in anti-neutrophil cytoplasmic antibody (ANCA)-associated renal vasculitis (AARV)

•	Completed Phase II clinical trial enrollment and reported interim 12-week data with CCX140, a CCR2 inhibitor, in diabetic nephropathy

•	Expanded board of directors with addition of health care insurance executive, Ira Klein, MD, MBA, FACP

•	Completed follow-on offering resulting in net proceeds of $64.4 million

Key Milestones Anticipated for 2014

ChemoCentryx expects multiple catalysts to drive the business forward in the coming year, including:

C5aR Program

CCX168, a C5aR inhibitor, in ANCA-associated renal vasculitis

•	Detailed data from the first two steps of the three step Phase II CLEAR trial in AARV expected in the second quarter of 2014

•	Meeting with the FDA in the first half of 2014 to refine clinical development strategy

•	Following discussion with the FDA, expand clinical development in AARV to support registration of CCX168

CCR2 Program

CCX140, a CCR2 inhibitor, in diabetic nephropathy

•	52-week data expected in the fourth quarter of 2014

•	Completion of Phase I development of CCX872, a next-generation CCR2 inhibitor, expected in the second half of 2014

CCR9 Program

Vercirnon, a CCR9 inhibitor:

•	Complete data review of Phase III SHIELD 1 clinical trial in induction of Crohn’s disease expected in 2014

•	Determination of next steps, including potentially partnering vercirnon to address its role in the maintenance phase of Crohn’s disease

•	Completion of Phase I development of CCX507, a next-generation CCR9 inhibitor, in inflammatory bowel disease, expected in the first half of 2014

Earlier Stage Programs in Immuno/Oncology and Autoimmune Diseases

•	Explore potential opportunities in immuno/oncology in which chemokine receptors such as CCR2, CCR4, CCR5, CCR6, CXCR6 and CXCR7 have been reported to play a significant role

Selected Fourth Quarter and Full Year 2013 Financial Results

Revenues for the quarter ended December 31, 2013 were $725,000 compared to $2.1 million for the same period in 2012. The decrease in total revenues from 2012 to 2013 was primarily due to lower upfront payment revenue recognized upon the completion of the research term under the GSK collaboration in October 2013, and lower funding of clinical support from GSK for CCX168, as Steps 1 and 2 of the ongoing Phase II study were completed. Revenues for 2013 were $6.1 million, compared to $5.4 million in 2012. The increase in total revenues from 2012 to 2013 was primarily due to the aforementioned funding of clinical support from GSK for CCX168 for the treatment of AARV.

Research and development expenses for the quarter ended December 31, 2013 were $7.4 million, compared to $9.2 million for the same period in 2012. For the full year, research and development expenses were $33.5 million in 2013 compared to $34.6 million in 2012. The decreases from 2012 to 2013 for both the quarter and full year were primarily attributed to lower expenses associated with the drug discovery efforts targeting CXCR7 for the treatment of glioblastoma and developing our drug candidates, CCX872 and CCX507, our new generation of CCR2 and CCR9 inhibitors, respectively, due to the timing of Phase I related activities. These decreases were partially offset by higher expenses associated with CCX168, as our C5aR program further advanced into Phase II clinical development for the treatment of AARV, and additional investment in our drug discovery programs, including CCR2 3G, CCR9 3G, and CCR6.

General and administrative expenses for the quarter ended December 31, 2013 were $3.0 million, compared to $2.8 million for the same period in 2012. For the year, general and administrative expenses were $11.6 million in 2013 compared to $10.5 million in 2012. The quarter and full year increases from 2012 to 2013 were primarily due to increased stock-based compensation expense for stock option grants in addition to higher professional service fees relating to our investor relations and our business development efforts.

Cash, cash equivalents and investments totaled $149.9 million at December 31, 2013.

2014 Financial Outlook

Our projected 2014 cash utilization is expected to range from $40 to $45 million, thereby ending 2014 with expected cash and investments in excess of $100 million.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 13, 2014 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss these results and to answer questions.

To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 5681765. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. CCX168, a C5aR inhibitor, has recently completed the first two steps in an ongoing Phase II clinical trial for the treatment of anti-neutrophil cytoplasmic antibody-associated renal vasculitis (AARV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AARV patients, without compromising efficacy or safety during a 12-week treatment period. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX872, a next generation CCR2 inhibitor, and CCX507, a next generation CCR9 inhibitor, both of which are in Phase I clinical trials and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding its ability to achieve anticipated milestones in 2014. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 which are available from the SEC’s website (www.sec.gov) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$725	$2,145	$6,060	$5,419

Total revenues	725	2,145	6,060	5,419
Operating expenses:
Research and development	7,417	9,220	33,541	34,569
General and administrative	2,979	2,826	11,634	10,480

Total operating expenses	10,396	12,046	45,175	45,049
Loss from operations	(9,671)	(9,901)	(39,115)	(39,630)
Interest income	141	122	501	533
Interest expense	(13)	(18)	(59)	(794)

Net loss	$(9,543)	$(9,797)	$(38,673)	$(39,891)

Basic and diluted net loss per share	$(0.22)	$(0.27)	$(0.95)	$(1.13)

Shares used to compute basic and diluted net loss per share	42,877	36,277	40,916	35,407

			As of December 31,
			(in thousands)
			2013	2012
Consolidated Balance Sheet Data
Cash, cash equivalents and investments			$149,874	$118,956
Working capital			127,430	93,180
Total assets			152,422	122,323
Non-current equipment financing obligations			16	379
Accumulated deficit			(172,862)	(134,189)
Total stockholders’ equity			145,308	110,346